Exhibit 99.1

VAALCO ENERGY ANNOUNCES ADDITIONAL FUNDING FROM THE IFC

HOUSTON – March 16, 2017 – VAALCO Energy, Inc. (NYSE: EGY) (“VAALCO” or the “Company”) announced today that the International Finance Corporation (IFC) approved VAALCO’s formal request to borrow $4,166,500 of additional funds under its Supplemental Agreement with the IFC which was executed June 29, 2016. The borrowed funds will provide added financial flexibility and facilitate execution of VAALCO’s corporate strategy.

The Supplemental Agreement amended VAALCO’s previously existing loan agreement with the IFC, converting the revolving portion of the credit facility to a term loan with $15 million outstanding and providing that VAALCO could request an additional $5 million of borrowings, subject to IFC approval.

VAALCO received the approval from the IFC on March 14, 2017 and expects to receive the funds on or before March 31, 2017.  The additional borrowings will be repaid in five essentially equal quarterly principal installments commencing June 30, 2017, together with interest which will accrue at LIBOR plus 5.75%.

Cary Bounds, VAALCO’s Chief Executive Officer, commented, “IFC’s approval of these additional funds helps position VAALCO during 2017 to execute on future growth initiatives, such as development drilling or opportunistic acquisitions. We value our relationship with the IFC and appreciate the many years of support they have provided VAALCO that has allowed us to continue our development activities in Gabon.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that

VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016 and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information: Investor Contact Elizabeth Prochnow 713-623-0801